[Impsat Logo]
                                                                Think>Ahead

                                             Buenos Aires, October 26, 2006


DEAR VALUED CUSTOMER:

Today we announced that IMPSAT has entered into an agreement to be acquired by GLOBAL CROSSING. This is a major positive step in Impsat's evolution and exciting news for you, our valued customer. By combining our assets, expertise and industry-leading products, we can together create the most advanced enterprise solutions, offering enhanced value to our customers.

Widely recognized for its innovation capabilities and leadership in worldwide broadband communications, Global Crossing is a company with global presence and impact designed for the convergence of voice, video and data solutions, delivering services to more than 600 cities in 60 countries. Its core IP network connects more than 300 cities in 29 countries, with revenues of almost $2 billion in fiscal year 2005.

Through this acquisition, Impsat will be able to reap enormous benefits from a broader support infrastructure with Global Crossing and we anticipate that this transaction will allow us to better meet your needs.
The combination of Impsat and Global Crossing will set an excellent platform for growth and will allow you to take advantage of a complete service offering over a global network since you will benefit from the global reach of Global Crossing's network and its converged solutions. As always, the solutions innovation that has been the lifeblood of Impsat will continue to flourish. Given Global Crossing's strategy to increase its presence in the enterprise segment, you, as our valued and distinguished customer, will be a major focus for the combined entity, which you can count on to continue offering you the best service and satisfying your customized needs.

Until the closing of the transaction, Impsat will continue to operate as an independent entity.

For your information, attached you will find the press release issued today in connection with this transaction. Should you have any questions, please contact your account manager. Additional details can be found at www.impsat.com or www.globalcrossing.com.

We appreciate your continued confidence in us and the relationship we have with you. We will continue to work to meet and exceed your expectations.

Sincerely,





Ricardo Verdaguer
President & CEO
Impsat Fiber Networks, Inc.